Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MDRNA, Inc.:

We consent to the use of our reports dated March 17, 2008, with respect to the consolidated balance sheets of MDRNA, Inc. (formerly Nastech Pharmaceutical Company Inc.) as of December 31, 2007 and 2006, the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to MDRNA, Inc.’s adoption of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, effective January 1, 2006 and contains an explanatory paragraph that states that the Company has suffered recurring losses, has had recurring negative cash flows from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Seattle, Washington

September 19, 2008